Exhibit 2.2

LIMITED LIABILITY PARTNERSHIP

EXECUTION COPY

AB SVENSK EXPORTKREDIT

EURO 25,000,000,000

PROGRAMME FOR THE CONTINUOUS

ISSUANCE OF DEBT INSTRUMENTS

DEED OF COVENANT

28 May 2003

THIS DEED OF COVENANT is made on 28 May 2003

BY:

(1)                            AB SVENSK EXPORTKREDIT (SWEDISH EXPORT CREDIT CORPORATION) (“SEK”);

IN FAVOUR OF

(2)                            THE ACCOUNT HOLDERS from time to time (the “Account Holders”) of Euroclear Bank S.A./N.V. as operator of the Euroclear System, Clearstream Banking, Société Anonyme, Luxembourg and any other clearing system specified in the relevant Pricing Supplement (together the “Clearing Systems” and each a “Clearing System”); and

(3)                            THE PERSONS from time to time registered as holders of the Registered Instruments referred to below (the “Registered Holders” and, together with the Account Holders, the “Beneficiaries”).

WHEREAS:

(A)                        SEK has established a Programme (the “Programme”) for the issuance of instruments (“Instruments”).  In connection with the Programme, SEK has entered into a Fiscal Agency Agreement dated 28 May 2003 with Deutsche Bank AG London as Fiscal Agent and the other parties referred to therein.  Instruments may be issued in bearer or registered form.  Instruments in bearer form may be represented initially by a temporary global instrument (the “Temporary Global Instrument”) exchangeable in accordance with its terms for a permanent global instrument (the “Permanent Global Instrument”) or, as the case may be, definitive Instruments (“Definitive Instruments”).  Permanent Global Instruments are, in accordance with their respective terms, exchangeable for Definitive Instruments.  Instruments in registered form (the “Registered Instruments”) may be represented by instrument certificates available for physical delivery only (each an “Instrument Certificate”) and/or if specific arrangements are made, by global instrument certificates.  References herein to a “Global Instrument” shall, as the context may require, be to a Permanent Global Instrument, a Temporary Global Instrument, or as the case may be, a global instrument certificate.  A Global Instrument will be delivered to a depositary or a common depositary for any one or more Clearing Systems for credit to such securities clearance accounts with the Clearing Systems as may be determined by the Operating Regulations of the Clearing Systems with their respective participants.

(B)                          An Account Holder to whose securities clearance account with a Clearing System rights are credited in respect of a Global Instrument will be entitled, under and in accordance with the terms and conditions and operating procedures or management regulations (the “Operating Regulations”) of the relevant Clearing System, to instruct the relevant Clearing System to debit its securities clearance account with rights in respect of such Global Instrument and credit the same to the securities clearance accounts of other Account Holders with the same or the other Clearing System.

(C)                          In certain circumstances indicated in the relevant Global Instrument such Global Instrument will become void.  In such circumstances, subject to and in accordance with the terms of this Deed, each Relevant Account Holder will acquire against SEK all those rights (the “Direct Rights”) which such Relevant Account Holder would have acquired had, prior to such Global Instrument becoming void, Definitive Instruments or Instrument Certificates (as the case may be) been issued in its favour by SEK in exchange for its interest in the relevant Global Instrument, including, without limitation, rights to receive all payments of principal and any interest in respect of the Instruments represented by such Definitive Instruments or Instrument Certificates.

(D)                         For these purposes, any reference to the “Relevant Account Holders” is to those Account Holders (other than the Clearing Systems to the extent to which they are account holders with each other for the purposes of operating the “bridge” between them) to whose securities clearance accounts Instruments represented by the Global Instrument are, at the time at which the Global Instrument becomes void, credited and any reference to a “Relevant Account Holder” is to any one of them.

THIS DEED OF COVENANT WITNESSES as follows:

1.                                 Direct Rights

If a Global Instrument becomes void in accordance with the terms thereof, then each Relevant Account Holder shall acquire against SEK the Direct Rights applicable to such Relevant Account Holder and such Global Instrument.  SEK agrees that such Direct Rights shall, by virtue of this Deed, be acquired by such Relevant Account Holder immediately upon the relevant Global Instrument becoming void, without any need for any further action by any person.

2.                                 Evidence

The records of the relevant Clearing System shall, in the absence of manifest error, be conclusive as to the identity of the Relevant Account Holders and the principal amount of rights in respect of any Global Instrument credited to the securities clearance account of each Relevant Account Holder at any time.  Any statement issued by a Clearing System as to its records shall, in the absence of manifest error, be conclusive evidence of the records of the relevant Clearing System for all purposes of this Deed of Covenant (but without prejudice to any other means of producing such records in evidence).

3.                                 Benefit of Deed of Covenant

3.1                           Any Instruments issued under the Programme on or after the date of this Deed of Covenant shall have the benefit of this Deed of Covenant but shall not have the benefit of any subsequent deed of covenant relating to the Programme (unless expressly so provided in any such subsequent deed).

3.2                           This Deed of Covenant shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.

3.3                           This Deed of Covenant shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against SEK.

3.4                           SEK shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

4.                                 The Registered Instruments

SEK hereby constitutes the Registered Instruments and covenants in favour of each Registered Holder that it will duly perform and comply with the obligations expressed to be undertaken by it in each Instrument Certificate and in the terms and conditions of the Instruments (the “Conditions”) (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of the Instruments shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

5.                                 Deposit of Deed of Covenant

An original of this Deed of Covenant shall be deposited with and held by each of the Fiscal Agent and the Registrar until the date on which all the obligations of SEK under or in respect of the Instruments (including, without limitation, its obligations under this Deed of Covenant) have been discharged in full.  SEK hereby acknowledges the right of every Beneficiary to the production of this Deed of Covenant.

6.                                 Waiver and Remedies

No failure to exercise, and no delay in exercising, on the part of any Beneficiary, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right.  Rights hereunder shall be in addition to all other rights provided by law.

7.                                 Stamp Duties

SEK shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed, and shall, to the extent permitted by law, indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.                                 Partial Invalidity

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.                                 Notices

9.1                           All notices and other communications to SEK hereunder shall be made in writing (by letter, telex or fax) and shall be sent to SEK at:

Address:	Västra Trädgårdsgatan 11B
PO Box 16368
S-103 27 Stockholm
Sweden

Telex:	12166 SEK S
Fax:	+46 8 411 4813
Attention:	Legal and Business Administration

or such other address, telex number or fax number or for the attention of such other person or department as SEK has notified to the Beneficiaries in the manner prescribed for the giving of notices in connections with the Instruments.

9.2                           Every notice or other communication sent in accordance with this Clause 9.2 shall be effective as follows:

9.2.1                            if sent by letter or fax, upon receipt by SEK; and

9.2.2                            if sent by telex, upon receipt by the sender of SEK’s answerback at the end of transmission;

provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. (Stockholm time) on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of SEK.

10.                           Law and Jurisdiction

10.1                     This Deed of Covenant and all matters arising from or connected with it are, governed by, and shall be construed in accordance with, English law.

10.2                     The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Deed of Covenant (including a dispute regarding the existence, validity or termination of this Deed of Covenant) or the consequences of its nullity.

10.3                     SEK agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

10.4                     Clause 10.2 is for the benefit of the Beneficiaries only.  As a result, nothing in this Clause 10 (Law and Jurisdiction) prevents the Beneficiaries from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction.  To the extent allowed by law, the Beneficiaries may take concurrent Proceedings in any number of jurisdictions.

10.5                     SEK agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to The Trade Commissioner for the time being at The Swedish Trade Council, 259-269 Old Marylebone Road, London NW1 5RA (or its other address in England from time to time) or, in the event that such person ceases to be the Trade Commissioner, such other person as shall be the Trade Commissioner from time to time.  If the appointment of the said person ceases to be effective, SEK shall on the written demand of any Beneficiaries appoint a further person in England to accept service of process in any other manner permitted by law.  Nothing in this paragraph shall affect the right of any Accountholder to serve process in any other manner permitted by law.  This clause applies to Proceedings in England and to Proceedings elsewhere.

IN WITNESS WHEREOF this Deed has been executed as a deed by SEK and is intended to be and is hereby delivered on the day and year first before written.

EXECUTED as a deed under	)
Seal by AB SVENSK EXPORTKREDIT (publ.))
(SWEDISH EXPORT CREDIT CORPORATION))
Acting by	)
In the presence of:	)